BECKMAN INSTRUMENTS, INC.

                           STOCK OPTION GRANT

                       FOR NON-EMPLOYEE DIRECTORS

      Beckman Instruments, Inc. (the "Company") desires to carry out the objectives of the Company's Stock Option Plan for Non-
Employee Directors by affording ____________________ (the
"Optionee") an opportunity to purchase shares of its common stock, subject to the terms and conditions hereinafter set forth.

Section 1.  Non-Statutory Stock Option

      The Company grants to the Optionee the option to purchase from the Company _______ shares of the common stock of the Company at a price of $__________ per share (the "Grant"). The effective date of the Grant is __________ (the "Date of Grant"). The option herein granted constitutes a non-statutory (non-qualified) stock option.

Section 2.  Time of Exercise of Option

      A. No option granted herein shall be exercised unless and until the Optionee has been a member of the Board of Directors of the Company for a period of six months after the Date of Grant.

      B. After six months from the Date of Grant, the option may be exercised with respect to 100% or any lesser amount of the shares optioned hereunder.

      C. Notwithstanding anything herein to the contrary, the option granted herein shall not be exercised after the expiration of ten years from the Date of Grant.

Section 3.   Method of Exercise of Option

      The option herein granted may be exercised by the Optionee delivering to the Company, at its home office in Fullerton, California (A) written notice of the Optionee's exercise of the option specifying the number of shares in respect of which the option is being exercised; (B) payment for such shares in cash, or, in whole or in part, in shares of the Company's Common Stock which shall have been owned by the Optionee for at least six months valued at fair market value on the date of exercise, or by check (personal, certified, or cashier's) or money market drawn draft on the Optionee's own account payable to the order of Beckman Instruments, Inc; (C) if applicable, payment in cash of all amounts which the Company (or other employer corporation) is required to withhold under federal, state or local law in connection with the exercise of the option; and (D) completed documents as the Company may require. If applicable, taxes which the Company is required to withhold will be based, unless otherwise required by law, upon the difference between the exercise price per share and the fair market value per share of Common Stock on the date of the exercise.

      Upon receipt of such notice, payments and other documents as may be required the Company shall be obligated to sell and the Optionee shall be obligated to buy the shares specified in the Optionee's written notice, and the Company shall issue a certificate for the number of shares with respect to which the option shall have been so exercised; provided, however, that the Company shall be required to issue such stock certificates only after (i) the shares represented by such certificate have been admitted to listing on all stock exchanges on which such class of stock is then listed: (ii) the registration or other qualification requirements of such shares, which the Board of Directors (the "Board") of the Company or a Committee of the Board (the "Committee"), in its absolute discretion, deems necessary or advisable, have been completed; (iii) the approval or clearances from any state, federal or local government agency, which the Board or the Committee shall, in its absolute discretion determines to be necessary or advisable, have been obtained; and (iv) if applicable, the Optionee's payment in full in cash (pursuant to the previous paragraph) or all amounts which the Company (or other employer corporation) is required to withhold under federal, state or local law in connection with the exercise of the option.

Section 4. Transferability of Option and Stockholder Rights of Optionee

      The option granted herein shall not be transferable except by will or the laws of descent and distribution and may be exercised, during the Optionee's lifetime, only by the Optionee. The Optionee shall not have any of the rights or privileges of a stockholder of the Company with respect to shares subject to the option granted herein until such shares are issued to the Optionee.

Section 5.   Termination of Directorship

      A. In the event that the Optionee shall cease to serve as a Director of the Company, the Optionee may, but only within one year after the date the Optionee ceases to be a Director (but not later than the date of expiration of the option), exercise the option to the extent the Optionee was entitled to do so on the date of termination. If not so exercised, the option granted herein shall automatically terminate.

      B. Nothing in this Grant shall confer upon the Optionee any right to continue as a Director of the Company.

Section 6.  Death of Optionee

      In the event of death of the Optionee, the person or persons entitled to do so under the Optionee's will or the laws of descent and distribution may exercise the option to the extent the Optionee was entitled to do so pursuant to Section 5(A). If not so exercised, the option granted herein shall automatically terminate.

Section 7.  Changes in Common Stock

      In the event of any recapitalization, stock split, stock dividend, combination of shares or any other like change affecting the common stock of the Company, appropriate adjustment shall be made in the number, price and kind of shares covered by the option granted hereunder. Such adjustment shall be made by the Board, whose determination as to what adjustments shall be made and the extent thereof, shall be final, binding and conclusive.

Section 8.   Meaning of Terms

      Unless a contrary meaning is clearly indicated, all terms in this Grant shall have the meaning assigned to them in the Beckman Instruments, Inc. Stock Option Plan for Non-Employee Directors, which Plan is attached hereto as Attachment A and made a part hereof.

Section 9.   Disputes and Disagreements

      Any dispute or disagreement which may arise under or as a result of or pursuant to this Grant shall be determined by the Board in its sole discretion, and any interpretation by the Board of the terms of this Grant shall be final, binding and conclusive.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                      BECKMAN INSTRUMENTS INC.



                                      BY_______________________
                                         Louis T. Rosso,
                                         Chairman of the Board and
                                         Chief Executive Officer

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